Exhibit 99.1

Athena Consumer Acquisition Corp. Announces

Confirmation of the Sponsor’s Contribution to the Trust Account

in Connection with First Deadline Extension

New York, NY, Jan. 24, 2023 (GLOBE NEWSWIRE) -- Athena Consumer Acquisition Corp. (NYSE: ACAQ.U, ACAQ, ACAQ WS) (“Athena”), announced today that on January 23, 2023 its sponsor, Athena Consumer Acquisition Sponsor LLC (the “Sponsor”), deposited $112,691.48 into Athena’s trust account to extend the date by which Athena must consummate an initial business combination (the “Deadline Date”) to February 22, 2023.

As previously announced, on January 17, 2023, pursuant to Athena’s Second Amended and Restated Certificate of Incorporation, Athena’s board of directors decided to extend the Deadline Date from January 22, 2023 for an additional month to February 22, 2023, the first of six potential one-month extensions of the Deadline Date available to Athena.

About Athena Consumer Acquisition Corp.

Athena Consumer Acquisition Corp. (NYSE: ACAQ.U, ACAQ, ACAQ WS), incorporated in Delaware, is a special purpose acquisition company (“SPAC”) incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Athena is the second SPAC founded by Isabelle Freidheim, with Jane Park serving as Chief Executive Officer, Jennifer Carr-Smith as President and Angy Smith as Chief Financial Officer. All three Athena SPACs have been comprised entirely of women founders, CEOs, board members and other executives.

Contact

Claire Kerr

Bevel PR

Athena@bevelpr.com